     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS AND PROVIDES 2018 GUIDANCE

HOUSTON, February 26, 2018 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the fourth quarter and full-year 2017 and provided an operational update, which includes the following highlights:

•	Total production of 62,417 Boe/d, 39% above the fourth quarter of 2016 and above the high-end of the Company's guidance range

•	Crude oil production of 40,206 Bbls/d, 40% above the fourth quarter of 2016

•	Net loss attributable to common shareholders of $23.4 million, or $0.29 per diluted share, and Net cash provided by operating activities of $142.4 million

•	Adjusted net income attributable to common shareholders of $47.9 million, or $0.58 per diluted share, and Adjusted EBITDA of $184.1 million

•	Adjusted EBITDA margin of $32/Boe, an increase of 23% versus the prior quarter

•	Proved reserves of 261.7 MMBoe, a 31% increase over year-end 2016

•	564% reserve replacement from all sources at a finding, development, and acquisition (FD&A) cost of $13.47 per Boe

•	2018 capital expenditure guidance of $750-$800 million, which reflects an increase in oilfield service costs

•	2018 production guidance of 58,500-60,100 Boe/d, equivalent to pro forma annual growth of more than 30%

Carrizo reported fourth quarter of 2017 net loss attributable to common shareholders of $23.4 million, or $0.29 per basic and diluted share, compared to a net loss attributable to common shareholders of $0.8 million, or $0.01 per basic and diluted share in the fourth quarter of 2016. The net loss attributable to common shareholders for the fourth quarter of 2017 and the fourth quarter of 2016 include certain items typically excluded from published estimates by the investment community. Adjusted net income attributable to common shareholders, which excludes the impact of these items as described in the non-GAAP reconciliation tables included below, for the fourth quarter of 2017 was $47.9 million, or $0.58 per diluted share, compared to $28.4 million, or $0.44 per diluted share, in the fourth quarter of 2016.

For the fourth quarter of 2017, Adjusted EBITDA was $184.1 million, an increase of 56% from the prior-year quarter primarily due to higher production volumes and commodity prices. This represents the highest level of quarterly Adjusted EBITDA that the Company has reported. Adjusted EBITDA and the reconciliation to net income (loss) attributable to common shareholders are presented in the non-GAAP reconciliation tables included below.

Production volumes during the fourth quarter of 2017 were 5,742 MBoe, or 62,417 Boe/d, an increase of 39% versus the fourth quarter of 2016. The year-over-year production growth was driven by drilling activity in the Eagle Ford Shale and Delaware Basin plus the addition of production from the Sanchez property acquisition in late 2016 and the ExL property acquisition during the third quarter, partially offset by the divestiture of the Company's Appalachian operations during the quarter. Crude oil production during the fourth quarter of 2017 averaged 40,206 Bbls/d, an increase of 40% versus the fourth quarter of 2016; natural gas and NGL production were 78,182 Mcf/d and 9,181 Bbls/d, respectively, during the fourth quarter of 2017. Fourth quarter of 2017 production exceeded the high end of the Company's guidance range of 60,933-62,200 Boe/d.

Drilling, completion, and infrastructure capital expenditures for the fourth quarter of 2017 were $210.4 million. Approximately 49% of the fourth quarter drilling, completion, and infrastructure spending was in the Delaware Basin, while approximately 48% was in the Eagle Ford Shale. Land and seismic expenditures during the quarter were $4.5 million, and were primarily focused in the Delaware Basin.

2017 Proved Reserves

The Company’s proved reserves as of December 31, 2017 were 261.7 MMBoe, a 31% increase over year-end 2016, including 167.4 MMBbls of crude oil, a 30% increase over year-end 2016. This represents the highest level of crude oil reserves Carrizo has reported. The Company’s PV-10 value was $2.6 billion as of December 31, 2017.

The table below summarizes the Company’s year-end 2017 proved reserves and PV-10 by region as determined by the Company’s independent reservoir engineers, Ryder Scott Company, L.P., in accordance with Securities and Exchange Commission guidelines, using pricing for the twelve months ended December 31, 2017 based on the West Texas Intermediate benchmark crude oil price of $51.34/Bbl and the Henry Hub benchmark natural gas price of $2.98/MMBtu, before adjustment for differentials.

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbl)	(MMBbl)	(Bcf)	(MMBoe)	($MM)
Eagle Ford	124.2	21.7	126.7	167.0	$1,871.2
Delaware Basin	40.4	20.4	180.5	90.9	715.0
Niobrara	2.8	0.5	3.3	3.8	52.2
Total	167.4	42.6	310.5	261.7	$2,638.4

The table below summarizes the changes in the Company’s proved reserves during 2017.

	Crude Oil	NGLs	Natural Gas	Total
	(MMBbl)	(MMBbl)	(Bcf)	(MMBoe)
Proved reserves - December 31, 2016	128.4	23.9	287.5	200.2
Revisions of previous estimates	(19.9)	(0.9)	27.7	(16.1)
Extensions and discoveries	50.5	13.8	99.0	80.7
Purchases of reserves in place	21.6	8.6	95.0	46.0
Divestitures of reserves in place	(0.6)	(0.5)	(170.2)	(29.5)
Production	(12.6)	(2.3)	(28.5)	(19.6)
Proved reserves - December 31, 2017	167.4	42.6	310.5	261.7
Proved developed - December 31, 2017	69.6	17.5	131.4	109.0

The following table summarizes the Company’s costs incurred in oil and gas property acquisition, exploration, and development activities for the year ended December 31, 2017.

Total
($MM)
Property acquisition costs
Proved properties	$303.3
Unproved properties	525.0
Total property acquisition costs	828.3
Exploration costs	91.1
Development costs	570.0
Total costs incurred (1)	$1,489.4

(1)	Total costs incurred includes capitalized general and administrative expense and asset retirement obligations and excludes capitalized interest.

2017 highlights include:

•	Total reserve replacement was 564% at an all-sources FD&A cost of $13.47 per Boe

•	Drill-bit reserve replacement was 330% at an F&D cost of $10.23 per Boe

•	Total proved reserves increased to 261.7 MMBoe, a 31% increase versus year-end 2016

•	Eagle Ford reserves increased to 167.0 MMBoe, a 3% increase versus year-end 2016

•	Delaware Basin reserves increased to 90.9 MMBoe, a 677% increase versus year-end 2016

•	Crude oil represents 64% of total proved reserves and 83% of the total PV-10 value at December 31, 2017

•	Proved developed reserves increased to 109.0 MMBoe at year-end 2017, a 19% increase versus year-end 2016

2018 Capital Program and Guidance

For 2018, Carrizo is providing initial drilling, completion, and infrastructure capital expenditure guidance of $750-$800 million, which incorporates an assumed double-digit increase in oilfield service costs. In recent months, Carrizo has been negotiating with oilfield service companies, and has currently fixed pricing on approximately 50% of its services for the majority of 2018. While the Company expects to partially offset some of the service cost increase with future efficiency gains, it has not factored these potential savings into its 2018 capital expenditure guidance. Carrizo currently plans to operate two rigs in the Eagle Ford Shale and three to four rigs in the Delaware Basin during 2018, as well as two to three completion crews during the year. Based on this level of activity, the Company expects to drill 93-103 gross (82-91 net) operated wells and complete 113-123 gross (96-105 net) operated wells during the year.

In order to continue driving operational efficiencies, Carrizo is seeking to complete "multipads" whenever possible in the Eagle Ford Shale. This incorporates using multiple completion crews simultaneously to fill in undeveloped areas. During the first quarter of 2018, Carrizo is completing a 16-well multipad in the Eagle Ford Shale utilizing three completion crews. In order to facilitate this, the Company has temporarily moved its Delaware Basin completion crew to the Eagle Ford Shale. While this development strategy should result in enhanced project returns, it is also likely to result in more uneven quarterly production growth.

In the Delaware Basin, Carrizo plans to allocate approximately 75%-80% of its development activity to its Phantom area, where it continues to be pleased with the well results it has seen. The Company expects to drive operational efficiencies in this area during 2018 by shifting to pad drilling. The remainder of the 2018 development activity is expected to be on the northern portion of the Company's legacy acreage, where offset operators have recently drilled strong wells.

The 2018 program also includes approximately $90 million for infrastructure expenditures. One of the key goals of the Company's 2018 infrastructure program is expanding its water disposal capacity in the Delaware Basin in order to facilitate the strong growth it expects from the region. The Company plans to do this via a combination of Carrizo-owned wells, access to third-party disposal systems, and eventually recycling. As a result of the 2018 activity, Carrizo currently expects more than a three-fold increase in its Phantom area water disposal capacity by year-end 2018.

Based on this activity plan, Carrizo is providing initial 2018 production guidance of 58,500-60,100 Boe/d. Crude oil production is expected to account for 65%-67% of the Company's production for the year, while total liquids are expected to account for 80%-84%. This equates to annual production growth of approximately 10% using the midpoint of the range. Pro forma for the Company's acquisition and divestiture activity, the 2018 guidance equates to year-over-year production growth of more than 30%, with crude oil production growth of more than 20%.

For the first quarter of the year, Carrizo expects production to be 48,600-49,800 Boe/d; crude oil is expected to account for 65%-67% of production, while total liquids are expected to account for 80%-84%. First quarter production was negatively impacted by prolonged freezing temperatures in January. Shut-in production and operational delays during the month are expected to result in an impact of 500-600 Boe/d for the first quarter. First quarter production is also being impacted by the Company's current multipad development in the Eagle Ford Shale, as these wells are not expected to have a material impact on production until the second quarter. As a result, Carrizo expects to see a significant increase in production between the first and second quarters of the year.

A full summary of Carrizo’s guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “2017 was a transformational year for Carrizo. We highgraded our portfolio by announcing the divestiture of non-core assets in the DJ Basin and Appalachia, as well as our downdip assets in the Eagle Ford Shale, and acquiring a core acreage position in the Delaware Basin. This leaves us with a deep inventory of core locations in two of the highest-return basins in North America, the Eagle Ford Shale and Delaware Basin. We believe these assets are highly complementary. The Eagle Ford Shale is currently free cash flow positive at the field level, and we are able to use this excess cash flow to help fund the strong growth we expect to deliver from the Delaware Basin. At the corporate level, we remain committed to achieving cash flow neutrality and expect to be able to deliver this by the fourth quarter of 2018 at an oil price of $55-$60/Bbl, while still generating strong production growth.

“We remain pleased with the results we have seen from our Phantom area acreage in the Delaware Basin. During the fourth quarter, we continued to deliver strong results from both the Wolfcamp A and Wolfcamp B, with multiple wells delivering peak three-stream 90-day rates in excess of 1,500 Boe/d. Our production from the area is currently constrained by water takeaway capacity via pipeline, but we expect this to be remedied by next quarter, and expect significant growth after that. While our 2018 development program is expected to remain focused on the Wolfcamp A and B, we also plan to test the Wolfcamp C during the year.

“The fourth quarter was another excellent quarter for the Company. Production increased by 13% and exceeded our guidance, price realizations were stronger than expected as our Eagle Ford production benefited from the LLS premium to WTI, and operating costs were in the lower half of our expected range. As a result, our Adjusted EBITDA margin expanded by more than 20% versus the prior quarter.

“During 2017, we once again delivered strong reserve growth. This was led by the Delaware Basin, where proved reserves increased by more than 675% during the year, and now account for approximately 35% of our total proved reserves, up from just 6% at year-end 2016. As a result, we were able to increase our total proved reserves by more than 30% during the year.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 20 gross (16 net) operated wells during the fourth quarter and completed 14 gross (13 net) operated wells. Production from the play was approximately 41,600 Boe/d, a 7% increase versus the prior quarter. Crude oil production was more than 31,900 Bbls/d, accounting for approximately 77% of the Company's production from the play. During the fourth quarter, Carrizo turned 21 net wells to sales in the Eagle Ford Shale, which had an average lateral length of approximately 7,000 ft. The average peak 30-day rate from these wells was approximately 700 Boe/d (88% oil, 94% liquids) on restricted chokes. At the end of the quarter, Carrizo had 37 gross (31 net) operated Eagle Ford Shale wells in progress or waiting on completion, equating to net crude oil production potential of more than 11,700 Bbls/d. The Company is currently operating two rigs in the Eagle Ford Shale, and expects to drill 60-65 gross (56-61 net) operated wells and complete 80-85 gross (71-76 net) operated wells in the play during 2018.

Subsequent to the sale of its Tier 1 assets in January, Carrizo sees more than 700 net remaining locations in the Core of the Eagle Ford Shale spaced at 330-500 ft., depending upon the geologic characteristics of the specific project areas. An additional 100-150 net locations have also been identified at tighter well spacing in areas the Company has currently tested. While still profitable, the cash flow profile from these wells is not consistent with Carrizo's free cash flow target and as such, the Company does not currently plan on drilling additional stagger-stack development wells in 2018 at forecasted commodity price and oilfield service cost levels. The Company does plan to continue to test wells spaced tighter than 330 ft. with stage spacing as short as 150 ft., as outlined below. Additionally, Carrizo has been successful in its efforts to extend the average lateral length of its future wells. While longer laterals are expected to enhance the returns generated by the Company's Eagle Ford Shale position, they also result in an approximate 5% reduction in the future well count.

As the Company’s number of producing wells continues to grow, and a larger percentage of new wells are drilled in areas with significant existing production, Carrizo has seen an increased impact from parent-child relationships on the new wells immediately offsetting the existing wells. This has also resulted in a higher ratio of existing wells requiring shut-in during completion operations as well as longer shut-in periods in some instances. In order to minimize these impacts, the Company plans to move to a multipad development whenever possible in the Eagle Ford Shale. This involves using multiple completion crews simultaneously to complete a large number of wells on multiple contiguous pads, thereby reducing future parent-child impacts. This should lead to higher average EURs over time for the new wells and less downtime for the parent wells. The Company's initial multipad is located in its Brown Trust area. The multipad includes 16 wells on three pads, with well spacing of 250-330 ft., and frac stage spacing of 150-180 ft. Production from the multipad is expected to begin in late March, and should reach gross oil rates of more than 10,000 Bbls/d once all of the wells are online.

Carrizo has been testing multiple concepts in order to optimize its completion design in the Eagle Ford Shale, including tighter stage spacing, increased proppant, and amount and type of fluid. To date, the data indicates that tighter stage spacing is resulting in improved performance, while data on the other variables appears less conclusive. As a result of the Company's completion optimization work, it has seen more than a 10% improvement in the lateral-normalized performance of its 2017 wells relative to its 2016 wells. Carrizo has recently been testing stage spacing as tight as 150 ft., with the tighter-stage-spaced wells continuing to outperform nearby wells with wider stage spacing. In a recent test in the Company's North LaSalle area, two pads completed with 150-180 ft. stage spacing are outperforming the area typecurve by 15%-20% after approximately 110 days.

In the Delaware Basin, Carrizo drilled 9 gross (7 net) operated wells during the fourth quarter and completed 9 gross (7 net) operated wells. Production from the play was more than 15,100 Boe/d for the quarter, up more than 115% versus the prior quarter as a number of new wells were brought online and the Company got the benefit of a full quarter of production from the ExL acquisition. Crude oil production was approximately 6,500 Bbls/d, accounting for approximately 43% of the Company's production from the play. At the end of the quarter, Carrizo had 6 gross (5 net) operated Delaware Basin wells in progress or waiting on completion. The Company is currently operating four rigs in the Delaware Basin, but plans to reduce this to three later in the year. Carrizo expects to drill 33-38 gross (26-30 net) operated wells and complete 33-38 gross (25-29 net) operated wells in the play during 2018.

In the Phantom area, Carrizo continued to focus on the Wolfcamp B in order to further confirm its productivity across the acreage as well as ensure all depths were held. To date, more than 75% of the wells the Company has drilled since acquiring the asset have targeted the Wolfcamp B. Carrizo has been very pleased with the results it has seen, as production from the wells has met targeted levels, but with higher flowing wellhead pressures than expected. This could lead to a shallower decline than the Company is currently assuming in its Wolfcamp B typecurve.

While the production from the Wolfcamp B wells has been very encouraging, the wells have also produced at a higher initial water-oil-ratio than Wolfcamp A wells, resulting in produced water volumes temporarily exceeding the Company’s acquisition forecast. Delays in forecasted upgrade projects to third-party disposal systems combined with these higher volumes have resulted in the Company’s production being temporarily constrained by the available water-takeaway infrastructure. Carrizo has been working diligently to alleviate this bottleneck by putting firm agreements in place with third-party providers in addition to installing a company-owned water management system; combined, this should allow Carrizo to double its water takeaway capacity by the beginning of the second quarter and more than triple it by year-end. While the infrastructure bottleneck has delayed the Company's planned production ramp in the basin by a quarter, Carrizo expects to have the infrastructure in place to support significant production growth from the area during 2018.

Hedging Activity

Carrizo currently has hedges in place for approximately 75% of estimated crude oil production for 2018 (based on the midpoint of guidance). For the year, Carrizo currently has hedges covering 30,000 Bbls/d of crude oil production, consisting of three-way collars covering 24,000 Bbls/d of crude oil with an average floor price of $49.06/Bbl, ceiling price of $60.14/Bbl, and sub-floor price of $39.38/Bbl, and swaps covering 6,000 Bbls/d at an average fixed price of $49.55/Bbl. For 2019, Carrizo currently has three-way collars covering 12,000 Bbls/d of crude oil with an average floor price of $48.40/Bbl, ceiling price of $60.29/Bbl, and sub-floor price of $40.00/Bbl.

Carrizo has hedges in place for more than 50% of estimated NGL production for 2018. For the year, Carrizo has swaps covering 2,200 Bbls/d of ethane, 1,500 Bbls/d of propane, 200 Bbls/d of butane, 600 Bbls/d of isobutane, and 600 Bbls/d of natural gasoline at average fixed prices of $12.01/Bbl, $34.23/Bbl, $38.85/Bbl, $38.98/Bbl, and $55.23/Bbl, respectively.

Carrizo also has hedges in place for approximately 35% of estimated natural gas production for 2018. For March 2018-December 2018, the Company has swaps covering 25,000 MMBtu/d of natural gas at an average fixed price of $3.01/MMBtu. (Please refer to the attached tables for details of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2017 fourth quarter financial results on Tuesday, February 27, 2018 at 10:00 AM Central Standard Time. To participate in the call, please dial (877) 256-3271 (U.S. & Canada) or +1 (212) 231-2939 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, March 6, 2018 at 12:00 PM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21882319 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting the Carrizo website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on the “Fourth Quarter 2017 Earnings Call” link. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days. A slide deck will also be posted to the website to accompany the conference call.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, free cash flow positive program, the ExL acquisition (including effects thereof), dispositions, contingent payment amounts, monetization process matters and results, capital expenditure, infrastructure program, guidance, rig program, production, average well returns, the estimated production results and financial performance, effects of transactions, targeted ratios and other metrics, timing, levels of and potential production, expectations regarding significant growth, expectations regarding higher average EURs, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, well costs, break-even prices, production mix, development plans, growth, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, failure of infrastructure program, failure to reach significant growth, failure to reach higher average EURs, performance of rig operators, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, satisfaction of closing conditions and failure of transactions to close, purchase price adjustment, integration and other risks and effects of acquisitions and dispositions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2016 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$9,540	$4,194
Accounts receivable, net	107,441	64,208
Other current assets	5,897	4,586
Total current assets	122,878	72,988
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,965,347	1,294,667
Unproved properties, not being amortized	660,287	240,961
Other property and equipment, net	10,176	10,132
Total property and equipment, net	2,635,810	1,545,760
Other assets	19,616	7,579
Total Assets	$2,778,304	$1,626,327

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$74,558	$55,631
Revenues and royalties payable	52,154	38,107
Accrued capital expenditures	119,452	36,594
Accrued interest	28,362	22,016
Accrued lease operating expense	18,223	12,377
Derivative liabilities	57,121	22,601
Other current liabilities	22,952	24,633
Total current liabilities	372,822	211,959
Long-term debt	1,629,209	1,325,418
Asset retirement obligations	23,497	20,848
Derivative liabilities	112,332	27,528
Deferred income taxes	3,635	—
Other liabilities	51,650	17,116
Total liabilities	2,193,145	1,602,869
Commitments and contingencies
Preferred Stock
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 250,000 issued and outstanding as of December 31, 2017 and none issued and outstanding as of December 31, 2016	214,262	—
Shareholders’ equity
Common stock, $0.01 par value, 180,000,000 shares authorized; 81,454,621 issued and outstanding as of December 31, 2017 and 90,000,000 shares authorized; 65,132,499 issued and outstanding as of December 31, 2016	815	651
Additional paid-in capital	1,926,056	1,665,891
Accumulated deficit	(1,555,974)	(1,643,084)
Total shareholders’ equity	370,897	23,458
Total Liabilities and Shareholders’ Equity	$2,778,304	$1,626,327

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenues
Crude oil	$210,234	$123,315	$633,233	$378,073
Natural gas liquids	19,727	7,309	47,405	22,428
Natural gas	16,810	13,207	65,250	43,093
Total revenues	246,771	143,831	745,888	443,594

Costs and Expenses
Lease operating	39,087	27,646	139,854	98,717
Production taxes	11,417	6,106	32,509	19,046
Ad valorem taxes	1,491	1,609	7,267	5,559
Depreciation, depletion and amortization	81,571	53,470	262,589	213,962
General and administrative, net	16,901	15,926	66,229	74,972
(Gain) loss on derivatives, net	86,107	19,135	59,103	49,073
Interest expense, net	18,520	20,490	80,870	79,403
Impairment of proved oil and gas properties	—	—	—	576,540
Loss on extinguishment of debt	4,170	—	4,170	—
Other expense, net	517	228	2,157	1,796
Total costs and expenses	259,781	144,610	654,748	1,119,068

Income (Loss) Before Income Taxes	(13,010)	(779)	91,140	(675,474)
Income tax expense	(4,030)	—	(4,030)	—
Net Income (Loss)	($17,040)	($779)	$87,110	($675,474)
Dividends on preferred stock	(5,532)	—	(7,781)	—
Accretion on preferred stock	(862)	—	(862)	—
Net Income (Loss) Attributable to Common Shareholders	($23,434)	($779)	$78,467	($675,474)

Net Income (Loss) Attributable to Common Shareholders Per Common Share
Basic	($0.29)	($0.01)	$1.07	($11.27)
Diluted	($0.29)	($0.01)	$1.06	($11.27)

Weighted Average Common Shares Outstanding
Basic	81,415	63,587	73,421	59,932
Diluted	81,415	63,587	73,993	59,932

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2016	65,132,499	$651	$1,665,891	($1,643,084)	$23,458
Stock-based compensation expense	—	—	23,625	—	23,625
Issuance of common stock upon grants of restricted stock awards and vestings of restricted stock units and performance shares	722,122	8	(42)	—	(34)
Sale of common stock, net of offering costs	15,600,000	156	222,222	—	222,378
Issuance of warrants	—	—	23,003	—	23,003
Dividends on preferred stock	—	—	(7,781)	—	(7,781)
Accretion on preferred stock	—	—	(862)	—	(862)
Net income	—	—	—	87,110	87,110
Balance as of December 31, 2017	81,454,621	$815	$1,926,056	($1,555,974)	$370,897

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Cash Flows From Operating Activities
Net income (loss)	($17,040)	($779)	$87,110	($675,474)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	81,571	53,470	262,589	213,962
Impairment of proved oil and gas properties	—	—	—	576,540
(Gain) loss on derivatives, net	86,107	19,135	59,103	49,073
Cash received for derivative settlements, net	59	20,549	7,773	119,369
Loss on extinguishment of debt	4,170	—	4,170	—
Stock-based compensation expense, net	5,847	5,252	14,309	36,086
Deferred income taxes	3,635	—	3,635	—
Non-cash interest expense, net	696	1,067	3,657	4,172
Other, net	(1,912)	1,326	2,337	3,753
Changes in components of working capital and other assets and liabilities-
Accounts receivable	(15,745)	(14,604)	(41,630)	(12,836)
Accounts payable	(2,926)	(9,836)	11,822	(30,130)
Accrued liabilities	(458)	16	11,512	(7,938)
Other assets and liabilities, net	(1,620)	(675)	(3,406)	(3,809)
Net cash provided by operating activities	142,384	74,921	422,981	272,768
Cash Flows From Investing Activities
Capital expenditures	(221,150)	(134,684)	(654,711)	(480,929)
Acquisitions of oil and gas properties	(3,768)	(153,521)	(695,774)	(153,521)
Net proceeds from divestitures of oil and gas properties	173,152	233	197,564	15,564
Other, net	(2,727)	(285)	(6,531)	(946)
Net cash used in investing activities	(54,493)	(288,257)	(1,159,452)	(619,832)
Cash Flows From Financing Activities
Issuance of 8.25% Senior Notes due 2025	—	—	250,000	—
Redemption of 7.50% Senior Notes due 2020	(152,813)	—	(152,813)	—
Borrowings under credit agreement	680,648	260,175	1,992,523	770,291
Repayments of borrowings under credit agreement	(604,948)	(269,175)	(1,788,223)	(683,291)
Payments of debt issuance costs and credit facility amendment fees	(87)	(180)	(9,051)	(1,330)
Sale of common stock, net of offering costs	—	223,739	222,378	223,739
Sale of preferred stock, net of issuance costs	—	—	236,404	—
Payment of dividends on preferred stock	(5,532)	—	(7,781)	—
Other, net	(711)	(264)	(1,620)	(1,069)
Net cash provided by (used in) financing activities	(83,443)	214,295	741,817	308,340
Net Increase (Decrease) in Cash and Cash Equivalents	4,448	959	5,346	(38,724)
Cash and Cash Equivalents, Beginning of Period	5,092	3,235	4,194	42,918
Cash and Cash Equivalents, End of Period	$9,540	$4,194	$9,540	$4,194

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Shareholders (GAAP) to Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)

Adjusted net income attributable to common shareholders is a non-GAAP financial measure which excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are those which the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted net income attributable to common shareholders is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income attributable to common shareholders is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted net income attributable to common shareholders should not be considered in isolation or as a substitute for net income (loss) attributable to common shareholders or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between net income (loss) attributable to common shareholders and adjusted net income attributable to common shareholders is presented below. Because adjusted net income attributable to common shareholders excludes some, but not all, items that affect net income (loss) attributable to common shareholders and may vary among companies, our calculation of adjusted net income attributable to common shareholders may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31,				Years Ended December 31,
	2017		2016		2017	2016
	(In thousands, except per share amounts)
Net Income (Loss) Attributable to Common Shareholders (GAAP)	($23,434)		($779)		$78,467	($675,474)
Income tax expense	4,030		—		4,030	—
(Gain) loss on derivatives, net	86,107		19,135		59,103	49,073
Cash received for derivative settlements, net	59		20,549		7,773	119,369
Non-cash general and administrative, net	6,194		5,025		15,284	36,009
Impairment of proved oil and gas properties	—		—		—	576,540
Loss on extinguishment of debt	4,170		—		4,170	—
Other expense, net	517		228		2,157	618
Adjusted income before income taxes	77,643		44,158		170,984	106,135
Adjusted income tax expense (1)	(29,737)		(15,720)		(65,487)	(37,784)
Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)	$47,906		$28,438		$105,497	$68,351

Net Income (Loss) Attributable to Common Shareholders Per Diluted Common Share (GAAP)	($0.29)		($0.01)		$1.06	($11.27)
Income tax expense	0.05		—		0.05	—
(Gain) loss on derivatives, net	1.05		0.30		0.80	0.81
Cash received for derivative settlements, net	—		0.32		0.11	1.97
Non-cash general and administrative, net	0.08		0.08		0.21	0.60
Impairment of proved oil and gas properties	—		—		—	9.51
Loss on extinguishment of debt	0.05		—		0.06	—
Other expense, net	0.01		—		0.02	0.01
Effect of dilutive securities due to adjusted net income attributable to common shareholders	—		—		—	0.12	(2)
Adjusted income before income taxes	0.95		0.69		2.31	1.75
Adjusted income tax expense	(0.37)		(0.25)		(0.88)	(0.62)
Adjusted Net Income Attributable to Common Shareholders Per Diluted Common Share (Non-GAAP)	$0.58		$0.44		$1.43	$1.13

Diluted WASO (GAAP)	81,415		63,587		73,993	59,932
Dilutive shares adjustment	656		717		—	668
Adjusted Diluted WASO (Non-GAAP)	82,071	(2)	64,304	(2)	73,993	60,600	(2)

(1)
Adjusted income tax expense is calculated by applying the Company’s estimated annual effective income tax rates applicable to the adjusted income before income taxes, which were 38.3% for the three months and year ended December 31, 2017 and 35.6% for the three months and year ended December 31, 2016.

(2)
Adjusted diluted weighted average common shares outstanding (“Adjusted Diluted WASO”) is a non-GAAP financial measure which includes the effect of potentially dilutive instruments that, under certain circumstances described below, are excluded from diluted weighted average common shares outstanding (“Diluted WASO”), the most directly comparable GAAP financial measure. When a net loss attributable to common shareholders exists, all potentially dilutive instruments are anti-dilutive to the net loss attributable to common shareholders per common share and therefore excluded from the computation of Diluted WASO. The effect of potentially dilutive instruments is included in the computation of Adjusted Diluted WASO for purposes of computing the per diluted common share impacts of the reconciling items as well as adjusted net income attributable to common shareholders per diluted common share.

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Shareholders (GAAP) to Adjusted EBITDA (Non-GAAP) to Net Cash Provided by Operating Activities (GAAP)

Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are interest, income taxes, depreciation, depletion and amortization, impairments, dividends and accretion on preferred stock and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) attributable to common shareholders, net cash provided by operating activities, or any other measure of a company’s profitability or liquidity presented in accordance with GAAP. A reconciliation of net income (loss) attributable to common shareholders to adjusted EBITDA to net cash provided by operating activities is presented below. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) attributable to common shareholders, our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flows (Non-GAAP)

Discretionary cash flows are a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities, the most directly comparable GAAP financial measure. Items excluded are changes in the components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items that are non-recurring.
Discretionary cash flows are presented because management believes it provides useful additional information to investors for analysis of the Company’s ability to generate cash to fund exploration and development, and to service debt. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities or any other measure of a company’s cash flows or liquidity presented in accordance with GAAP. A reconciliation of net cash provided by operating activities to discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(In thousands)
Net Income (Loss) Attributable to Common Shareholders (GAAP)	($23,434)	($779)	$78,467	($675,474)
Dividends on preferred stock	5,532	—	7,781	—
Accretion on preferred stock	862	—	862	—
Income tax expense	4,030	—	4,030	—
Depreciation, depletion and amortization	81,571	53,470	262,589	213,962
Interest expense, net	18,520	20,490	80,870	79,403
(Gain) loss on derivatives, net	86,107	19,135	59,103	49,073
Cash received for derivative settlements, net	59	20,549	7,773	119,369
Non-cash general and administrative, net	6,194	5,025	15,284	36,009
Impairment of proved oil and gas properties	—	—	—	576,540
Loss on extinguishment of debt	4,170	—	4,170	—
Other expense, net	517	228	2,157	618
Adjusted EBITDA (Non-GAAP)	$184,128	$118,118	$523,086	$399,500
Cash interest expense, net	(17,824)	(19,423)	(77,213)	(75,231)
Cash dividends on preferred stock	(5,532)	—	(7,781)	—
Other cash and non-cash adjustments, net	(3,171)	999	(1,190)	2,986
Discretionary Cash Flows (Non-GAAP)	$157,601	$99,694	$436,902	$327,255
Changes in components of working capital and other	(15,217)	(24,773)	(13,921)	(54,487)
Net Cash Provided By Operating Activities (GAAP)	$142,384	$74,921	$422,981	$272,768
Adjusted EBITDA margin as presented in the press release above is calculated as Adjusted EBITDA divided by total production for the respective period.

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Standardized Measure of Discounted Future Net Cash Flows (GAAP) to PV-10 (Non-GAAP)

PV-10 is a non-GAAP financial measure which excludes the present value of future income taxes discounted at 10% per annum, which is included in the standardized measure of discounted future net cash flows, the most directly comparable GAAP financial measure.

PV-10 is presented because management believes it provides greater comparability when evaluating oil and gas companies due to the many factors unique to each individual company that impact the amount and timing of future income taxes. In addition, management believes that PV-10 is widely used by investors and analysts as a basis for comparing the relative size and value of the Company’s proved reserves to other oil and gas companies.

PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP. A reconciliation of the standardized measure of discounted future net cash flows to PV-10 is presented below.

As of December 31, 2017
(In millions)
Standardized measure of discounted future net cash flows (GAAP)	$2,465.1
Add: present value of future income taxes discounted at 10% per annum	173.3
PV-10 (Non-GAAP)	$2,638.4

Reserve Replacement (Non-GAAP)

Reserve replacement is a non-GAAP metric commonly used by the Company, as well as analysts and investors, to evaluate the Company’s ability to replenish annual production and grow its proved reserves. Total reserve replacement and drill-bit reserve replacement can be computed from information provided in this press release.

Total reserve replacement is defined as the sum of proved reserve extensions and discoveries, revisions of previous estimates and purchases of reserves in place divided by production for the corresponding period. Drill-bit reserve replacement is defined as the sum of proved reserve extensions and discoveries and revisions of previous estimates divided by production for the corresponding period. These definitions of reserve replacement may differ significantly from definitions used by other companies to compute similar measures. As a result, reserve replacement as defined above may not be comparable to similar measures provided by other companies.

Reserve replacement is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. Reserve replacement does not distinguish between changes in reserve quantities that are producing and those that will require additional time and capital to begin producing. In addition, since reserve replacement does not take into consideration the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

Finding and Development Costs (Non-GAAP)

Finding and development ("F&D") costs are non-GAAP metrics commonly used by the Company, as well as analysts and investors, to measure and evaluate the Company’s cost of adding proved reserves. The all sources finding, development, and acquisition (“FD&A”) cost and drill-bit F&D cost can be computed from information provided in this press release.

All sources FD&A cost is defined as the sum of exploration costs, development costs and property acquisition costs divided by the sum of proved reserve extensions and discoveries, revisions of previous estimates and purchases of reserves in place. Drill-bit F&D cost is defined as the sum of exploration costs and development costs divided by the sum of proved reserve extensions and discoveries and revisions of previous estimates. These definitions of all sources FD&A costs and drill-bit F&D costs may differ significantly from definitions used by other companies to compute similar measures. As a result, the all sources FD&A costs and drill-bit F&D costs defined above may not be comparable to similar measures provided by other companies.

Due to various factors, including timing differences, F&D costs do not necessarily reflect precisely the costs associated with particular reserves. For example, development costs may be recorded in periods before or after the periods in which the related reserves are recorded. In addition, changes in commodity prices can affect the magnitude of recorded increases or decreases in reserves independent of the related cost of such increases.

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Total production volumes -
Crude oil (MBbls)	3,699	2,643	12,566	9,423
NGLs (MBbls)	845	464	2,327	1,788
Natural gas (MMcf)	7,193	6,072	28,472	25,574
Total barrels of oil equivalent (MBoe)	5,742	4,119	19,639	15,473

Daily production volumes by product -
Crude oil (Bbls/d)	40,206	28,727	34,428	25,745
NGLs (Bbls/d)	9,181	5,048	6,376	4,885
Natural gas (Mcf/d)	78,182	65,999	78,006	69,873
Total barrels of oil equivalent (Boe/d)	62,417	44,775	53,805	42,276

Daily production volumes by region (Boe/d) -
Eagle Ford	41,555	32,339	37,825	30,664
Delaware Basin	15,145	2,469	6,713	1,115
Niobrara	2,353	3,190	2,558	2,931
Marcellus	3,115	5,965	6,122	6,329
Utica and other	249	812	587	1,237
Total barrels of oil equivalent (Boe/d)	62,417	44,775	53,805	42,276

Realized prices -
Crude oil ($ per Bbl)	$56.84	$46.66	$50.39	$40.12
NGLs ($ per Bbl)	$23.35	$15.75	$20.37	$12.54
Natural gas ($ per Mcf)	$2.34	$2.18	$2.29	$1.69

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF FEBRUARY 23, 2018
(Unaudited)

CRUDE OIL (1)

		Volume	Sub-Floor Price	Floor Price	Ceiling Price
Period	Type of Contract	(Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
Q1 2018	Fixed Price Swaps	6,000		$49.55
	Three-Way Collars	24,000	$39.38	$49.06	$60.14
	Net Sold Call Options	3,388			$71.33

Q2 2018	Fixed Price Swaps	6,000		$49.55
	Three-Way Collars	24,000	$39.38	$49.06	$60.14
	Net Sold Call Options	3,388			$71.33

Q3 2018	Fixed Price Swaps	6,000		$49.55
	Three-Way Collars	24,000	$39.38	$49.06	$60.14
	Net Sold Call Options	3,388			$71.33

Q4 2018	Fixed Price Swaps	6,000		$49.55
	Three-Way Collars	24,000	$39.38	$49.06	$60.14
	Net Sold Call Options	3,388			$71.33

FY 2019	Three-Way Collars	12,000	$40.00	$48.40	$60.29
	Net Sold Call Options	3,875			$73.66

FY 2020	Net Sold Call Options	4,575			$75.98

(1)
In addition to the volumes above, the Company has FY 2018 Midland-Cushing crude oil basis swaps on 6,000 Bbls/d at a weighted average price differential of ($0.10) and FY 2018 LLS-Cushing crude oil basis swaps on 6,000 Bbls/d at a weighted average price differential of $2.91.

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF FEBRUARY 23, 2018
(Unaudited)
(Continued)

NATURAL GAS LIQUIDS

			Volume	Fixed Price (1)
Period	Product Stream	Type of Contract	(Bbls/d)	($/Bbl)
Q1 2018	Ethane	Fixed Price Swaps	2,200	$12.01
	Propane	Fixed Price Swaps	1,500	$34.23
	Butane	Fixed Price Swaps	200	$38.85
	Isobutane	Fixed Price Swaps	600	$38.98
	Natural Gasoline	Fixed Price Swaps	600	$55.23

Q2 2018	Ethane	Fixed Price Swaps	2,200	$12.01
	Propane	Fixed Price Swaps	1,500	$34.23
	Butane	Fixed Price Swaps	200	$38.85
	Isobutane	Fixed Price Swaps	600	$38.98
	Natural Gasoline	Fixed Price Swaps	600	$55.23

Q3 2018	Ethane	Fixed Price Swaps	2,200	$12.01
	Propane	Fixed Price Swaps	1,500	$34.23
	Butane	Fixed Price Swaps	200	$38.85
	Isobutane	Fixed Price Swaps	600	$38.98
	Natural Gasoline	Fixed Price Swaps	600	$55.23

Q4 2018	Ethane	Fixed Price Swaps	2,200	$12.01
	Propane	Fixed Price Swaps	1,500	$34.23
	Butane	Fixed Price Swaps	200	$38.85
	Isobutane	Fixed Price Swaps	600	$38.98
	Natural Gasoline	Fixed Price Swaps	600	$55.23

(1)	The fixed prices of the Company's natural gas liquids derivative contracts are based on the OPIS Mont Belvieu Non-TET reference prices for the applicable product stream.

NATURAL GAS

		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(MMBtu/d)	($/MMBtu)	($/MMBtu)
Q1 2018	Fixed Price Swaps	8,611	$3.01
	Sold Call Options	33,000		$3.25

Q2 2018	Fixed Price Swaps	25,000	$3.01
	Sold Call Options	33,000		$3.25

Q3 2018	Fixed Price Swaps	25,000	$3.01
	Sold Call Options	33,000		$3.25

Q4 2018	Fixed Price Swaps	25,000	$3.01
	Sold Call Options	33,000		$3.25

FY 2019	Sold Call Options	33,000		$3.25

FY 2020	Sold Call Options	33,000		$3.50

CARRIZO OIL & GAS, INC.
FIRST QUARTER AND FULL YEAR 2018 GUIDANCE SUMMARY

	First Quarter 2018	Full Year 2018
Daily Production Volumes (Boe/d)	48,600 - 49,800	58,500 - 60,100
Crude oil	65% - 67%	65% - 67%
NGLs	15% - 17%	15% - 17%
Natural gas	17% - 19%	17% - 19%

Unhedged Commodity Price Realizations
Crude oil (% of NYMEX oil)	99.0% - 101.0%	N/A
NGLs (% of NYMEX oil)	33.0% - 35.0%	N/A
Natural gas (% of NYMEX gas)	91.0% - 93.0%	N/A

Cash paid for derivative settlements, net ($MM)	($16.0) - ($13.0)	N/A

Costs and Expenses -
Lease operating ($/Boe)	$8.50 - $9.00	$7.50 - $8.25
Production taxes (% of total revenues)	4.75% - 5.00%	4.75% - 5.25%
Ad valorem taxes ($MM)	$2.3 - $2.8	$8.0 - $10.0
Cash general and administrative, net ($MM)	$24.0 - $24.5	$52.5 - $54.5
Depreciation, depletion and amortization ($/Boe)	$13.75 - $14.75	$13.50 - $14.50
Interest expense, net ($MM)	$15.8 - $16.8	N/A

Capital Expenditures -
Drilling, completion, and infrastructure ($MM)	N/A	$750.0 - $800.0
Interest ($MM)	$9.8 - $10.3	N/A